Exhibit 10.44

ABIOMED, INC.

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change of Control Severance Agreement (this “Agreement”) is entered into and made effective as of the __6th_ day of _April________, 2018 (the “Effective Date”) by and between ABIOMED, Inc., a Delaware corporation (the “Company”), and Todd Trapp (the “Executive).

WHEREAS the Executive currently serves as a key employee of the Company; and

WHEREAS the Company desires to ensure that it will have the continued dedication of the Executive, not withstanding the possibility, threat, or occurrence of a Change of Control, by providing for certain compensation and benefits in the event the Executive’s employment with the Company terminates in connection with a Change of Control.

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Company and the Executive agree as follows:

1.Term of Agreement.  The term of this Agreement shall be for two (2) years, commencing on the Effective Date, and automatically renewing thereafter on each two (2)-year anniversary of the Effective Date (each, a “Renewal Date”) for successive terms of two (2) years each, unless notice of nonrenewal is provided by the Company not less than sixty (60) days prior to a Renewal Date (the “Final Renewal Date”), in which case the term of this Agreement shall expire two (2) years from the Final Renewal Date.

2.Severance Benefits.

(a)If the Executive’s employment terminates by reason of a Triggering Event, (i) the Company will continue to pay the Executive base salary, at the rate in effect immediately prior to the Triggering Event, for twenty-four (24) months (the “Salary Continuation”) following the date of the termination of the Executive’s employment (the “Termination Date”), (ii) provided that the Executive timely elects continued medical coverage pursuant to Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, (“COBRA Coverage”), the Company will pay the cost of the Executive’s medical benefits for twenty-four (24) months following the Termination Date or, if earlier, until the Executive receives medical coverage through another employer (the “Medical Continuation Payments”), (iii) the Company shall provide reasonable outplacement assistance to the Executive with an aggregate cost not to exceed $10,000 (the “Outplacement Assistance”); and (iv) all outstanding stock options, stock appreciation rights, and restricted stock held by the Executive as of the Termination Date will accelerate and vest in full (the “Equity Acceleration, collectively with the Salary Continuation, the Medical Continuation Payments, and the Outplacement Assistance, the “Severance Benefits”).

55508489_2

(b)The Medical Continuation Benefits shall be paid as follows: during the first eighteen (18) months following the Termination Date, the Company will pay the Executive a monthly amount equal to the amount that, after all applicable taxes are paid, is equal to the amount of his monthly COBRA premiums; following this period, the Company will pay the Executive a monthly amount equal to the amount that, after all applicable taxes are paid, is equal to the amount of the monthly medical insurance premiums paid by the Executive as an active employee immediately preceding the date of termination of employment.  In the event that the Company’s payment of the Medical Continuation Benefits would subject the Company to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), or applicable regulations or guidance issued under the ACA or Section 105(h) of the Code, the Company and the Executive will work together in good faith, consistent with the requirements for compliance with, or exemption from, Section 409A of the Code (“Section 409A”), to restructure such benefit.

(c)Notwithstanding the foregoing, any obligation of the Company to provide the Severance Benefits is conditioned on the Executive’s (i) continuing through the Termination Date to perform his or her job duties satisfactorily and otherwise complying with the Company’s rules and policies, (ii) signing a separation agreement on terms and conditions satisfactory to the Company, which separation agreement will contain among other items a general release of claims (the “Release of Claims”) and will incorporate and affirm the Executive’s compliance with his or her obligations set forth in the Restrictive Covenant Agreement and must become effective not later than the sixtieth (60th) day following the Termination Date, and (iii) continuing to comply with his or her obligations to the Company and its affiliates that survive termination of the Executive’s employment, including without limitation pursuant to the Restrictive Covenant Agreement.  The Executive’s timely execution and non-revocation of the Release of Claims and compliance with the Restrictive Covenant Agreement are conditions precedent to the Executive’s right to receive and retain the Severance Benefits.  The Release of Claims will create legally binding obligations on the part of the Executive, and the Company therefore advises the Executive to seek the advice of an attorney before signing the Release of Claims.

(d)Subject to Section 8 below, any Severance Benefits to which the Executive is entitled hereunder that would otherwise be paid to the Executive in the sixty (60) days following the Termination Date will be paid in a lump sum on the first regular payroll date of the Company following the sixtieth (60th) calendar day following the Termination Date.

3.Equity Treatment on a Change of Control.  If in connection with a Change of Control, the Board or the Compensation Committee of the Board exercises its authority under any equity incentive plan of the Company to cancel outstanding stock options, stock appreciation rights, or restricted stock as of or immediately prior to such Change of Control, any stock options and stock appreciation rights held by the Executive that are to be cancelled shall automatically be accelerated and become exercisable ten (10) days prior to the Change of Control and all such to-be-cancelled shares of restricted stock held by the Executive shall automatically be accelerated and fully vested as of immediately prior to the Change of Control.

55508489_2

4.Withholding.  All payments made by the Company hereunder shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

5.Effect on Employment.  Nothing contained herein limits the Company’s right to terminate the Executive’s employment at any time.

6.Governing Law.  This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction.  Any action brought by any party to this Agreement shall be brought and maintained only in a court of competent jurisdiction in the Commonwealth of Massachusetts, and each party hereby consents to the exclusive jurisdiction of such courts.

7.Assignment.  Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that (a) the Executive’s economic rights hereunder may be assigned by the Executive to his or her estate or beneficiaries upon the death of the Executive and (b) the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company is a party to a reorganization, consolidation, merger, or sale of all or substantially all of its properties, stock, or assets.  This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns.

8.Section 409A.

(a)Notwithstanding anything to the contrary in this Agreement, if at the time of the termination of the Executive’s employment, the Executive is a “specified employee,” as defined below, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, any and all amounts payable under this Agreement on account of such termination of employment that constitute deferred compensation and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the first business day following the expiration of such six (6) month period or, if earlier, upon the Executive’s death.

(b)For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(c)Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

55508489_2

(d)Any reimbursement for expenses or provision of in-kind benefits that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) the amount  of expenses eligible for reimbursement, or the in-kind benefits to be provided, during any taxable year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or to in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

(e)The parties agree that their intent is that payments and benefits under this Agreement comply with or be exempt from Section 409A to the extent applicable.  This Agreement shall be interpreted to comply with or be exempt from Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  Notwithstanding the foregoing, neither the Executive nor any other Person shall have any claim or right against the Company or any of its directors, officers, employees, advisers or agents by reason of any failure or asserted failure of this Agreement, in form or as administered, to comply with or qualify for exemption from Section 409A.

9.Amendment.  This Agreement may be amended, modified or supplemented, and any obligation hereunder may be waived, only by a written instrument executed by the parties hereto.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy.  All rights and remedies hereunder are cumulative, and are in addition to all other rights and remedies provided by law, agreement or otherwise.

10.Definitions.

(a)“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

(b)	“Board” means the Board of Directors of the Company.

(c)“Cause” means a determination by the Board that the Executive’s employment with the Company or any Affiliate should be terminated as a result of (i) a material breach by the Executive of this Agreement, the Restrictive Covenant Agreement or any other agreement to which the Executive and the Company (or any such Affiliate) are parties, (ii) any act or omission to act by the Executive that may have a material and adverse effect on the business of the Company, such Affiliate or any other Affiliate or on the Executive’s ability to perform services for the Company or any such Affiliate, including, without limitation, the commission of any crime (other than an ordinary traffic violation), or (iii) any material misconduct or material neglect of duties by the Executive in connection with the business or affairs of the Company or

55508489_2

any such Affiliate.  If, subsequent to the Executive’s termination of employment for other than Cause, it is determined in good faith by the Board that the Executive’s employment could have been terminated for Cause, the Executive’s employment shall be deemed to have been terminated for Cause retroactively to the date the events giving rise to such Cause occurred.

(d)“Change of Control” means the occurrence of any one of the following events:

(i)any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) becomes, after the Effective Date, a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities;

(ii)the consummation of a merger or consolidation of the Company with any other corporation or other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iii)the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iv)the stockholders of the Company approve a plan of complete liquidation of the Company.

Notwithstanding the foregoing, to the extent required by Section 409A, a “Change of Control” will not be deemed to have occurred unless the event or circumstances constituting the Change of Control would also constitute a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, within the meaning of subsection (a)(2)(A)(v) of Section 409A and the Treasury Regulations thereunder.

(e)“Constructive Termination” means a termination of employment by the Executive for Good Reason.

(f)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

55508489_2

(g)“Good Reason” means the occurrence of any of the following conditions without the Executive’s express consent: (i) a material diminution in the scope of the Executive’s duties and authority relative to the Executive’s duties and authority as of immediately prior to the Change of Control (or at any time thereafter); (ii) the material breach by the Company or its Affiliates of any provision of this Agreement; (iii) the Company or any Affiliate requiring the Executive to relocate outside of a 35-mile radius of the location of the Executive’s employment with the Company or its Affiliates as of immediately prior to the Change in Control; or (iv) any decrease in the base salary or cash bonus opportunity provided to the Executive as of immediately prior to the Change of Control (or, if greater, at any time thereafter).  The Executive may terminate his or her employment for Good Reason by (A) providing notice to the Company, specifying in reasonable detail the condition giving rise to the Good Reason, no later than the sixtieth (60th) day following the date that the Executive knew or should have known (after reasonable inquiry) of the occurrence of that condition; (B) providing the Company a period of sixty (60) days to remedy the condition so specified in the notice; and (C) terminating his or her employment for Good Reason within thirty (30) days following the expiration of the period to remedy if the Company fails to remedy the condition.

(h)“Involuntary Termination” means a termination of the Executive’s employment by the Company without Cause other than in connection with the sale of some or all of the assets of the Company, including the sale of a facility, division, or subsidiary of the Company, pursuant to which the purchaser offers the Executive substantially equivalent employment, the terms of which would not give rise to Good Reason.

(i)“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or its Affiliates.

(j)“Restrictive Covenant Agreement” means the Nondisclosure and Noncompetition Agreement by and between the Company and the Executive dated ______ ___, 2018.

(k)“Triggering Event” means an Involuntary Termination or a Constructive Termination that occurs in the two-year period that begins on the date of the consummation of a Change of Control.

11.Exclusive Right to Severance.  During the term hereof, the Executive shall not be eligible for severance under any other plan or policy of the Company or its Affiliates.

12.Entire Agreement.  This Agreement constitutes the entire agreement between the parties, and terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement.  The Executive acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and in executing this Agreement the Executive has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth herein.

55508489_2

ABIOMED, INC.

By:	/s/ Kelley Boucher

Name:	Kelley Boucher

Title:	Vice President, Human Resources

ACKNOWLEDGED AND ACCEPTED:

Signature:	/s/ Todd A. Trapp
Todd A. Trapp

[SIGNATURE PAGE TO CHANGE OF CONTROL SEVERANCE AGREEMENT]